Execution Version

PREFERRED STOCK PURCHASE AGREEMENT

BY AND BETWEEN

NETREIT, INC.

AND

PFP III SUB II, LLC

DATED AS OF AUGUST 4, 2014

TABLE OF CONTENTS
Page
1.	Purchase and Sale of the Preferred Stock
1.1	Sale of Preferred Stock
1.2	Initial Investment
1.3	Additional Investments
1.4	Closing; Payment and Delivery
1.5	Use of Funds
2.	Conditions to Closing
2.1	Conditions Precedent to Obligations of the Investor at each Closing
2.2	Additional Conditions Precedent to Subsequent Closings and Investment Reserve Disbursements
2.3	Conditions Precedent to Obligations of the Company at each Closing
3.	Representations and Warranties of the Company
3.1	Organization and Qualification
3.2	Authorization; Enforcement
3.3	No Conflicts
3.4	The Preferred Stock
3.5	Capitalization
3.6	SEC Reports; Financial Statements
3.7	Material Changes; Undisclosed Events, Liabilities or Developments; Solvency
3.8	No General Solicitation; Placement Agent's Fees
3.9	Private Placement; Investment Company
3.10	Absence of Litigation
3.11	Compliance
3.12	REIT Tax Status
3.13	Internal Accounting Controls
3.14	Senior Loan Documents
3.15	Patriot Act Compliance; Embargoed Person Law Compliance
3.16	Document Deliveries
3.17	Other Representations and Warranties
4.	Representations and Warranties of the Investor
4.1	Organization; Authority
4.2	No Public Sale or Distribution
4.3	Investor Status
4.4	General Solicitation
4.5	Experience of the Investor
4.6	Access to Information
4.7	No Governmental Review
4.8	No Conflicts
4.9	Restricted Securities
4.10	Legends
4.11	No Legal, Tax or Investment Advice
4.12	Availability of Funds
5.	Restrictions on Transfer; Other Agreements of the Parties
5.1	Restrictive Legends
5.2	Restrictions on Transfer; Notice of Transfer, Opinions of Counsel
5.3	Further Assurances
5.4	Best Efforts
5.5	Ownership Limits
5.6	No Issuances of Preferred Stock
5.7	No Additional Representations or Warranties
6.	Definitions
7.	Exclusive Remedy; Miscellaneous
7.1	Exclusive Remedy
7.2	Fees and Expenses
7.3	Entire Agreement
7.4	Notices
7.5	Amendments; Waivers
7.6	Construction
7.7	Successors and Assigns
7.8	No Third-Party Beneficiaries
7.9	Governing Law; Venue; Waiver of Jury Trial
7.10	Survival
7.11	Execution
7.12	Severability
7.13	Replacement of Stock Certificates
7.14	Specific Performance
7.15	Adjustments in Share Numbers and Prices

LIST OF EXHIBITS

EXHIBIT A                          Articles Supplementary
EXHIBIT B                          Company Certificate
EXHIBIT C	Intentionally Omitted
EXHIBIT D	Opinions of Counsel
EXHIBIT E	Fee Letter
EXHIBIT F	Investor Agreement
EXHIBIT G                          Additional Representations and Warranties in Respect of Additional Properties

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PREFERRED STOCK PURCHASE AGREEMENT
This PREFERRED STOCK PURCHASE AGREEMENT, is made as of August 4, 2014 (this "Agreement"), by and between NetREIT, Inc., a Maryland corporation (the "Company"), and PFP III Sub II, LLC, a Delaware limited liability company (the "Investor").  Unless otherwise defined, capitalized terms used in this Agreement are defined in Section 6.
In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor respectively agree, as follows:
1.            Purchase and Sale of the Preferred Stock.
1.1            Sale of Preferred Stock.  Subject to the terms and conditions of this Agreement, the Investor agrees to make an aggregate preferred equity investment in the Company (the "Aggregate Investment") of up to $40,000,000 in a series of capital contributions pursuant to Section 1.2 and Section 1.3 of this Agreement.  Commensurate with the size of the Aggregate Investment, the Company agrees to issue to the Investor a number of the Company's Series B Preferred Stock (the "Preferred Stock") based on the Preferred Stock's per share purchase price of $1,000.00, with the Preferred Stock having the rights, restrictions, privileges and preferences set forth in the Articles Supplementary attached as Exhibit A hereto (the "Articles Supplementary").
1.2            Initial Investment.  The Investor shall pay to the Company an initial investment of $15,000,000 (the "Initial Investment") on the Initial Closing Date (as defined herein).
1.3            Additional Investments.
(a)
Subject to the terms and conditions of this Agreement, on or before the one-year anniversary of the Initial Closing Date (the "Outside Investment Date") and after any amounts on deposit in the Investment Reserve (as defined herein) from the Initial Investment have been disbursed for Approved Costs (as defined herein), the Company shall have the right to request that the Investor fund one or more additional investments (each, an "Additional Investment", and together with the Initial Investment, each an "Investment") from the Investor in an aggregate amount not to exceed $25,000,000.

(b)
If, on the Outside Investment Date, the Aggregate Investment funded by the Investor to the Company up to and including such date is less than $30,000,000, the Investor shall have the option, but not the obligation, to fund the difference between such Aggregate Investment previously funded and $30,000,000 into the Investment Reserve on the Outside Investment Date.  Contemporaneously with the funding of such difference, the Company shall be obligated to deliver or cause to be delivered to the Investor certificates representing shares of Preferred Stock purchased by the funding of such difference, based on the Preferred Stock's per share purchase price of $1,000.00, such certificates to be free and clear of any Liens.  For the avoidance of doubt, such funding shall constitute an Investment for purposes of this Agreement.

(c)
If, on the Outside Investment Date, the Aggregate Investment funded by the Investor to the Company up to and including such date is greater than $30,000,000 but less than $40,000,000, the Company shall have the option, but not the obligation, to request that the Investor fund the difference between such Aggregate Investment and $40,000,000 into the Investment Reserve on the Outside Investment Date and the Investor shall have the option, but not the obligation to fund such difference into the Investment Reserve on the Outside Investment Date.  Contemporaneously with the funding of such difference, the Company shall be obligated to deliver or cause to be delivered to the Investor certificates representing shares of Preferred Stock purchased by the funding of such difference, based on the Preferred Stock's per share purchase price of $1,000.00, such certificates to be free and clear of any Liens.  For the avoidance of doubt, such funding shall constitute an Investment for purposes of this Agreement.

(d)	Following the Outside Investment Date, the Investor shall have no further obligation to fund any Additional Investment.
(e)
For the avoidance of doubt, to the extent that the Investor makes any Additional Investments pursuant to this Agreement, the Company shall be obligated contemporaneously with such funding to deliver shares of Preferred Stock in accordance with the provisions of Section 1.4.

(f)
Notwithstanding anything in this Agreement to the contrary, the funding of any Aggregate Investment amount that is in excess of $30,000,000 shall be in the sole and absolute discretion of the Investor, irrespective of whether the conditions to Closing set forth in Sections 2.1 and 2.2 have been satisfied.

1.4            Closing; Payment and Delivery.  The closing of the Initial Investment (the "Initial Closing") and each closing of an Additional Investment (each a "Subsequent Closing" and together with the Initial Closing, each a "Closing") shall take place via electronic exchange of documents.  Payment of each Investment shall be, (i) in the case of Approved Costs agreed upon by the Company and the Investor as of the Closing, by wire transfer of immediately available funds to such account(s) designated by the Company to the Investor in writing at least ten Business Days prior to the Closing, (ii) in the case of any amounts not applied by the Company to Approved Costs as of the Closing, by deposit into the Investment Reserve in accordance with Section 1.5 of the Agreement, or (iii) in such manner as may otherwise be agreed to by the Company and the Investor.  At each Closing (or at the time of any funding of any Additional Investments, if earlier), the Company will deliver or cause to be delivered to the Investor certificates representing the Preferred Stock purchased by payment of the Investment made at such Closing, based on the Preferred Stock's per share purchase price of $1,000.00, such certificates to be free and clear of any Liens.
1.5            Use of Funds.  The Investments shall be used only to pay (i) acquisition costs relating to the acquisition of additional Properties (as defined herein) approved by the Investor, (ii) fees and expenses relating to the Aggregate Investment approved by the Investor, (iii) any costs incurred by the Company in respect of the 6.3% Redemption (as defined herein) under Section 2.1(i) and (iv) other costs and expenses of the Company approved by the Investor (clauses (i), (ii), (iii) and (iv) of this Section 1.5, collectively, "Approved Costs").  For each Investment, any amounts not applied by the Company to Approved Costs at the time of the Closing shall be deposited by the Investor into a reserve account owned by the Company (the "Investment Reserve"), subject to control of Investor for long as the Investor holds Preferred Stock.  Funds held in such account shall be funds of the Company but shall be disbursed only with consent of the Investor, for so long as the Investor holds Preferred Shares, to pay for future Approved Costs.  In addition, and for the avoidance of doubt, any disbursements from the Investment Reserve with respect to any Approved Costs relating to an additional Property shall also be subject to the satisfaction (or waiver by the Investor in its sole and absolute discretion) of the conditions to Closing set forth in Section 2.2 with respect to such Property.
2.            Conditions to Closing.
2.1            Conditions Precedent to Obligations of the Investor at each Closing.  The obligation of the Investor to purchase and pay for the Preferred Stock to be sold to it at each Closing is subject to the fulfillment prior to or at each Closing of the following conditions, any or all of which may be waived in writing at the option of the Investor:
(a)
Representations and Warranties.  The representations and warranties of the Company contained in Section 3 hereof and, in the case of a Subsequent Closing, in Exhibit G hereof (other than those that relate to a particular date or period earlier than the Closing), shall be true, complete and correct in all material respects when made and at the time of the Closing (except for any representations and warranties that are already qualified by materiality, Material Adverse Effect or similar qualifiers, in which case such representations and warranties shall be true, complete and correct as stated in all respects), after giving effect to the sale of the Preferred Stock and the other transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Documents, except that any representation or warranty that relates to a particular date or period earlier than the Closing shall have been true, complete and correct in all material respects as of such date or period (except for any such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar qualifiers, in which case such representations and warranties shall be true, complete and correct as stated in all respects).

(b)
Performance.  The Company and its Subsidiaries shall have performed and complied with, in all material respects, all agreements and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it prior to or at the Closing.

(c)
Closing Certificates.  The Company shall have delivered to the Investor an Officer's Certificate, substantially in the form of Exhibit B and dated as of the Closing, certifying that the conditions specified in Section 2.1(a) and (b) have been fulfilled.

(d)
Related Matters.  As of the Closing, except with prior written consent of the Investor, none of the Company's Articles or other organizational documents shall have been modified or amended since the date such documents were delivered to the Investor by the Company except, in the case of the Initial Closing, for the amendment or supplement to the Articles in the form of Exhibit A.

(e)
Governmental and Third Party Permits, Consents, Etc.  The Company shall have duly applied for and obtained all material approvals, orders, licenses, consents and other authorizations (collectively, the "Approvals") from each federal, state and local government and governmental agency, department or body, or pursuant to any agreement to which the Company is a party or to which it or any of its assets is subject (including, without limitation, the Senior Loan Documents and any JV Agreement), which may be required in connection with this Agreement and the other Transaction Documents.

(f)
No Adverse U.S. Legislation, Action or Decision.  No legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in the Investor's reasonable judgment, could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company, any of its Properties or rights, or any of its Affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement and the other Transaction Documents, or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(g)	Articles Supplementary. The Company shall have filed the Articles Supplementary with the Maryland State Department of Assessments and Taxation.
(h)	Legal Opinions. The Investor shall have received one or more executed legal opinions of the Company's in-house and outside counsel in the form of Exhibit D hereto.
(i)
Notice of Redemption to Holders of Series 6.3% Stock.  Prior to the Initial Closing, the Company shall have provided written notice to the holder of the Company's Series 6.3% Stock regarding the Company's intention to exercise its right to mandatory redemption of all Series 6.3% Stock (the "6.3% Redemption") within thirty (30) days of the Initial Closing.  For the avoidance of doubt, any costs incurred by the Company in respect of the 6.3% Redemption shall constitute Approved Costs.

(j)
Protective TRS Election.  The Company shall have cooperated with the Investor with respect to making an initial, and subsequent annual, protective TRS elections  and other filings that it is required to make in connection with such protective TRS election.  New protective elections are anticipated to be filed by the Investor in January of each year beginning in 2015.

(k)
No Material Adverse Effect.  In the case of the Initial Closing, since July 28, 2014, there shall not have occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.  In the case of any Subsequent Closing, since the date of the immediately prior Closing pursuant to this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

2.2            Additional Conditions Precedent to Subsequent Closings and Investment Reserve Disbursements.  In addition to the conditions to Closing set forth in Section 2.1, the obligation of Investor to make any Additional Investment and to pay for the Preferred Stock at each such Subsequent Closing is subject to the fulfillment prior to or at each such Subsequent Closing, and with respect to the disbursement of any funds for Approved Costs from the Investment Reserve, of the following conditions with respect to any additional Property that is the subject of such Additional Investment, any or all of which may be waived in writing at the option of the Investor:
(a)
The Company shall provide Notice to the Investor (x) within two (2) Business Days after the date the Company or any Subsidiary enters into a letter of intent, term sheet and/or commitment letter with respect to the acquisition and/or financing of the proposed Property (which Notice shall include a copy of such letter of intent, term sheet and/or commitment letter), and (y) within two (2) Business Days after the date the Company or any Subsidiary enters into a binding contract of sale or purchase agreement with respect to such proposed Property, which Notice under this clause (y) shall identify the then anticipated date of the Subsequent Closing and shall include a copy of such contract of sale.

(b)
The Company shall keep the Investor reasonably apprised of the status of the Company's due diligence activities in connection with such Property (including any anticipated changes to any closing date) and promptly submit to the Investor, and provide the Investor and its counsel a reasonable period of time during which to review, all due diligence materials received by the Company or any of its Subsidiaries in connection with the acquisition and all other matters required for the satisfaction of the conditions set forth in this Section 2.2.

(c)	All of the representations and warranties set forth on Exhibit G hereto shall be true, correct and complete in all material respects on and as of the date of such Subsequent Closing.
(d)
The subject Property shall be owned by the Company or a Subsidiary that is wholly owned by the Company in fee simple title and/or leasehold title pursuant to a ground lease that has been approved by the Investor.

(e)
If the owner of the Property is a wholly owned Subsidiary of the Company, such Subsidiary shall be a newly formed Delaware limited liability company, subject to an Operating Agreement on the form attached hereto as Schedule 2.2 of the disclosure letter.

(f)
All documents, agreements and instruments evidencing, securing or delivered in connection with any loan secured in whole or in part by the subject Property (the "Loan Documents") shall have been approved by the Investor in its reasonable discretion.

(g)
The Company shall have delivered to the Investor a copy of the commitment, policy or policies of title insurance (a "Title Insurance Policy") issued by one or more nationally-recognized title insurance companies reasonably satisfactory to Investor (together with title endorsements as may be reasonably requested by the Investor) showing fee simple title and/or ground leasehold interest, as applicable, vested in the Company or the applicable Subsidiary of the Company, subject only to (i) the Liens created by the Loan Documents, (ii) Liens, if any, for real estate taxes not yet due and payable and not delinquent, (iii) such other title and survey exceptions as the Investor approves in writing in its reasonable discretion (collectively, the "Permitted Encumbrances").

(h)
The Investor shall have received a survey of such proposed Property satisfying Investor's standard requirements for land surveys, and otherwise satisfactory to Investor in its reasonable discretion (the "Survey").

(i)
Investor shall have received a Phase I environmental study and, if the Phase I study shall so recommend, a Phase II environmental study, in each case satisfactory in form and substance to Investor in its reasonable discretion, conducted and certified by a qualified, independent environmental consultant, which Phase I environmental study and, if applicable, Phase II environmental study shall disclose no adverse environmental conditions.

(j)
The Investor shall have received evidence of the existence of all insurance required to be maintained by the Company and/or any of its Subsidiaries with respect to such Property pursuant to the applicable Loan Documents (or as otherwise requested by Investor).

(k)	The Investor shall have received operating statements for such Property, and an itemized financial forecast and budget for the operation of such proposed Property.
(l)
The Investor shall have received copies of UCC filing searches, tax lien searches, judgment, litigation and bankruptcy searches, real estate tax searches, in each county where such proposed Property is located (and in the case of UCC filing searches, in the office of the Secretary of State or other applicable state office of the State where such proposed Property is located) demonstrating as of a recent date the existence of no other financing statements, tax liens, judgments or delinquent real estate taxes with respect to such Property (other than any of the foregoing which will be released, terminated or cured at or prior to the date such property becomes a Property hereunder, in each case as evidenced to the satisfaction of Investor in its reasonable discretion and the applicable title insurance companies), together with evidence that all fees payable in connection with any such searches have been paid.

(m)
The property manager and property management agreement for the proposed Property shall have been approved by Investor in its reasonable discretion, but only if such management agreement cannot be terminated with no more than thirty (30) days notice by the Company.

(n)
The Investor shall have received and approved (in its reasonable discretion) copies of all Leases and material contracts and agreements (including all covenants, restrictions, easement and declarations) relating to the proposed Property.

(o)
The Investor shall have received a report assessing the physical and structural condition of the proposed Property (a "Property Condition Report") in scope, form and substance, and prepared by a qualified independent engineer selected by the Company (it being understood that Partners Engineering and Science, Inc. shall be deemed an acceptable independent engineer for purposes of this Agreement) and reasonably acceptable to the Investor and dated no more than ninety (90) days prior to the date of the related Subsequent Closing, which shall (i) identify deferred maintenance and the cost thereof and include a 10-year schedule of annual cost to perform deferred maintenance and of capital expenditures, and (ii) for any Property located in an area in which the Investor has determined in its reasonable discretion that there has been a history of earthquakes, assess the probable maximum loss in the event of earthquake.

(p)
The Investor shall have received an Appraisal of the proposed Property in scope, form and substance, and prepared by a qualified appraiser selected by the Company, dated not more than ninety (90) days prior to the date of the related Subsequent Closing.

(q)
The Investor shall have received evidence reasonably satisfactory to Investor in its reasonable discretion (which may include a letter from the applicable municipality, a title zoning endorsement and/or a so-called "PZR" or similar report, as the Investor shall require after taking into account the availability of such items in the jurisdiction in question) that all structures, fixtures and other improvements located on the Property ("Improvements") on the subject Property have been constructed and are being used and operated in compliance in all material respects with (A) all applicable zoning, subdivision, building and other laws, orders, rules, regulations and requirements of all governmental or quasi-governmental authorities having jurisdiction with respect to the proposed Property (or are considered legal non-conforming or otherwise "grandfathered"), and (B) all building permits issued in respect of the proposed Property and all certificates of occupancy (or equivalents) for such Property (and the Investor shall have received a copy of all such certificates of occupancy (or equivalents)) or, where the same is not available, other evidence of compliance reasonably acceptable to Investor.

(r)
If the proposed Property is a ground lease, such ground lease shall have been approved by the Investor, and the ground lessor shall have executed and delivered to Investor an estoppel certificate acceptable in form and substance to the Investor in its reasonable discretion.

(s)
The Company shall have delivered to the Investor:  (A) estoppel certificates disclosing no defaults by landlord or tenant (other than defaults which in the Investor determines in its reasonable discretion are not material) and otherwise in form and substance acceptable to the Investor from tenants under all material Leases (as agreed to by Investor and the Company) and Leases covering eighty percent (80%) of the leased rentable area of the subject Property.

2.3            Conditions Precedent to Obligations of the Company at each Closing.  The Company's obligation to issue the Preferred Stock at each Closing is subject to the fulfillment prior to or at each Closing of the following conditions, any or all of which may be waived in writing at the option of the Company:
(a)
Representations and Warranties.  The representations and warranties of the Investor in Section 4 hereof (other than those that relate to a particular date or period earlier than the Closing) shall be correct in all material respects when made and as of the Closing and any representations or warranty that relates to a particular date or period earlier than the Closing shall have been true in all material respects as of such earlier date or period.

(b)
Performance.  The Investor shall have performed and complied with, in all material respect, all agreements and conditions contained in this Agreement required to be performed or complied with prior to or at the Closing.

(c)
Closing Certificate.  The Investor shall have delivered to the Company an Officer's Certificate, substantially in the form of Exhibit C and dated as of the Closing, certifying that the conditions specified in Section 2.2(a) and (b) have been fulfilled.

(d)
Payment.  At the Closing, the Company shall have received evidence of payment in full in the specified accounts or the Investment Reserve, as applicable, for the Preferred Stock to be issued pursuant to this Agreement at such Closing.

(e)
No Adverse U.S. Legislation, Action or Decision.  No legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in the Company's reasonable judgment, could reasonably be expected to have a Material Adverse Effect on the Investor and its subsidiaries on a consolidated basis.  There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Investor, threatened against or affecting the Investor, any of its properties or rights, or any of its Affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement and the other Transaction Documents, or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f)
Governmental and Third Party Permits, Consents, Etc.  The Investor shall have duly applied for and obtained all Approvals from each federal, state and local government and governmental agency, department or body, or pursuant to any agreement to which the Investor is a party or to which it or any of its assets is subject, which are required in connection with this Agreement and the other Transaction Documents.

3.            Representations and Warranties of the Company.  Except as set forth in the Disclosure Materials (defined below), the Company hereby represents and warrants to the Investor as follows:
3.1            Organization and Qualification.  The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and legal authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
3.2            Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders.  Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
3.3            No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Articles, the Company's bylaws or other organizational documents of the Company or any organizational documents of any of the Company's Subsidiaries, (ii) conflict with, or constitute a default or violation (or an event that with notice or lapse of time or both would become a default or violation) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under the terms or conditions of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, (including, without limitation, the Senior Loans and the related Senior Loan Documents or any JV Agreement), (iii) result in a violation of any permit, license, authorization or similar governmental approval which is applicable to or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction (including federal and state securities laws) of any court or Governmental Authority to which the Company or any of its Subsidiaries is subject, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
3.4            The Preferred Stock.  At each Closing, the Preferred Stock is or will be duly authorized and, when issued and paid for in accordance with this Agreement and the other Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights of stockholders.  No vote of any class or series of capital stock of or any equity interests in the Company is necessary to approve the issuance of the Preferred Stock by the Company to the Investor.
3.5            Capitalization.
(a)            Except as contemplated by this Agreement, the authorized capital stock of the Company is as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and filed with the SEC on May 15, 2014.  As of June 30, 2014, (i) 16,695,392  shares of the Company's Series A Common Stock are issued and outstanding, and (ii) 1,649 shares of the Company's Series 6.3% Preferred Stock are issued and outstanding, which, as of the Initial Closing Date, have been called for mandatory redemption.  As of the date hereof, and as of each Closing, all outstanding shares of capital stock are or will be duly authorized, validly issued, fully paid and nonassessable and have been or will be issued in compliance in all material respects with all applicable securities laws.  The Company does not have outstanding any Options, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any Preferred Stock, or securities or rights convertible or exchangeable into Preferred Stock.  Except as disclosed in SEC Reports filed by the Company within the last twelve (12) months prior to the date of this Agreement, and as contemplated by this Agreement and the Articles Supplementary, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Preferred Stock will not obligate the Company to issue Preferred Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.
(b)            Schedule 3.5 of the disclosure letter sets forth a listing of the name of each Subsidiary of the Company, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each equityholder and the number and type of equity interests held by each such equityholder).
(c)            Except for the Company's Series 6.3% Preferred Stock (which will rank pari passu with the Preferred Stock with respect to rights in liquidation and priority of dividend until the occurrence of the 6.3% Redemption), no class of equity securities of the Company is senior to the Preferred Stock with respect to rights in liquidation or priority of dividend.
(d)            The Company has made available to the Investor, true, correct and complete copies of the Company's organizational documents, each as amended to date.
(e)            All direct and indirect subsidiaries of the Company have no assets or liabilities other than its direct or indirect ownership of the Properties, the existing mortgage loans secured by the Properties described on Exhibit C of the Investor Agreement, nonmaterial debt incurred in the ordinary course and, in the case of each Property owner only, trade payables in the ordinary course.
3.6            SEC Reports; Financial Statements.  Except as set forth in SEC Reports filed prior to the date hereof, the Company has filed all reports required to be filed by it under the applicable federal and state securities laws since that date which is the date 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Such reports required to be filed by the Company under the applicable federal and state securities laws, together with any materials filed or furnished by the Company under the applicable federal and state securities laws, whether or not any such reports were required, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports" and, together with this Agreement and the disclosure letter accompanying this Agreement, which has been delivered to the Investor concurrently with the execution of this Agreement, the "Disclosure Materials".  As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), the SEC Reports filed by the Company complied in all material respects with the requirements of the applicable federal and state securities laws, and none of the SEC Reports, when filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Initial Closing Date, then on the date of such filing).  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.
3.7            Material Changes; Undisclosed Events, Liabilities or Developments; Solvency.  Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the Disclosure Materials (other than forward-looking statements, risk factors and others statements cautionary in nature) and except as otherwise permitted or required pursuant to the terms of the Transaction Documents, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (ii) the Company and its Subsidiaries have not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company and its Subsidiaries have not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) neither the Company nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.
3.8            No General Solicitation; Placement Agent's Fees.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Preferred Stock.  The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, brokers' commission or any similar fees, costs or expenses, relating to or arising out of the issuance of the Preferred Stock as set forth in the Fee Letter (as defined herein).  The Company shall pay, and hold the Investor harmless against, any claims, actions, damages, liabilities, losses, costs or expenses (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising out of or in connection with any such claim for any such fees, commissions, costs or expenses arising out of the issuance of the Preferred Stock pursuant to this Agreement.
3.9            Private Placement; Investment Company.  Neither the Company nor any of its Subsidiaries or Affiliates nor, any Person acting on the Company's or any of its Subsidiary's or Affiliate's behalf has, directly or indirectly, at any time made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and issuance by the Company of the Preferred Stock as contemplated hereby or (ii) cause the offering of the Preferred Stock pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable Legal Requirements, regulation or stockholder approval provisions.  Assuming the accuracy of the representations and warranties of the Investor set forth in Section 4, no registration under the Securities Act is required for the offer and issuance of the Preferred Stock by the Company to the Investor as contemplated hereby.  The Company is not required to be registered as, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
3.10            Absence of Litigation.  Except as set forth in Schedule 3.10 of the disclosure letter, as such schedule may be amended from time to time, there is no action, suit, claim, proceeding, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
3.11            Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect or as otherwise set forth in Schedule 3.11 of the disclosure letter, (i) the Company and its Subsidiaries are not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default or violation by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party (including, without limitation, the Senior Loan Documents and any JV Agreement) or by which it or any of its respective Properties is bound (whether or not such default or violation has been waived), (ii) neither the Company nor any of its Subsidiaries is in violation of any order of any court, arbitrator or governmental body, or (iii) neither the Company nor any of its Subsidiaries is or has been in violation of any statute, rule or regulation of any Governmental Authority.
3.12            REIT Tax Status.  The Company (i) has made a valid election under Section 856(g) of the Code to be taxed as a "real estate investment trust" or "REIT" effective as of January 1, 2001, and (ii) has been organized and has operated since January 1, 2001 and will continue to operate, in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code.
3.13            Internal Accounting Controls.  The Company maintains, on behalf of itself and its Subsidiaries, a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to the maintenance and implementation of internal accounting controls.
3.14            Senior Loan Documents.  All of the representations and warranties of the Company set forth in each of the Senior Loan Documents were true, correct and complete in all material respects when made or deemed made, and, in respect of any representations and warranties that survive for any period after being made or deemed made under the terms of the respective Senior Loan Document, each such representation and warranty shall remain true, correct and complete in all material respects for so long as each such representation and warranty survives under the terms of the respective Senior Loan Document.
3.15            Patriot Act Compliance; Embargoed Person Law Compliance.
(a)            The Company and its Subsidiaries have complied with the Patriot Act (as defined below) and all applicable requirements of Governmental Authorities having jurisdiction over the Company and its Subsidiaries and/or their respective properties and assets, including those relating to money laundering and terrorism.  For purposes hereof, the term "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
(b)            Neither the Company nor any of its Subsidiaries or JV Partners nor any owner of a direct or indirect interest in the Company or any of its Subsidiaries (i) is listed on any Government Lists (as defined below), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity.  For purposes hereof, the term "Patriot Act Offense" means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or the (E) Patriot Act.  Patriot Act Offense also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term "Government Lists" means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control ("OFAC"), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America.
(c)            (i) No funds, assets or property of the Company or any of its Subsidiaries constitutes property of, or is beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that any of the transactions contemplated by this Agreement and the Investor Agreement (each, an "Embargoed Person"), or the Investment made by the Investor would be prohibited by or in violation of any Legal Requirement, (ii) no Embargoed Person has any interest of any nature whatsoever in the Company or any of its Subsidiaries with the result that any of the transactions contemplated by this Agreement and the Investor Agreement, or any investment made by the Investor would be prohibited by or in violation of any Legal Requirement, and (iii) none of the funds of the Company or any of its Subsidiaries has been derived from any unlawful activity with the result that any of the transactions contemplated by this Agreement and the Investor Agreement, or the Investment made by the Investor would be prohibited by or in violation of any Legal Requirement.
3.16            Document Deliveries.  The Company has delivered to the Investor true, correct and complete copies of the material Senior Loan Documents (including, in each case, the note, mortgage, deed of trust and any applicable guaranty or loan agreement), including all amendments, modifications and supplements thereto, and the JV Agreements.  The Properties set forth on Exhibit A of the Investor Agreement constitute all of Properties for which the Company and/or any of its Subsidiaries is the direct owner or for which the Company and/or any of its Subsidiaries is the general partner of or owner of equity interests in an entity owning such Properties, excluding model homes owned by NetREIT Dubose Model Home REIT, LP.  For each such Property, set forth on Schedule 3.16 of the disclosure letter is a listing of the address of such Property, the Senior Loan Documents in respect of such Property, the aggregate amount of the related Senior Loans in respect of such Property, the names and addresses of the lenders under the applicable Senior Loan Documents and the maturity date for final payment of the applicable Senior Loans in respect of such Property.
3.17            Other Representations and Warranties.  In the case of a Subsequent Closing, all of the representations and warranties set forth on Exhibit G hereto shall be true, correct and complete in all material respects on and as of the date of such Subsequent Closing.
4.            Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company as follows:
4.1            Organization; Authority.  The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The purchase by the Investor of the Preferred Stock hereunder has been duly authorized by all necessary corporate, partnership or other action on the part of the Investor.  This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
4.2            No Public Sale or Distribution.  The Investor is acquiring the Preferred Stock in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Investor does not have a present arrangement to effect any distribution of the Preferred Stock to or through any Person.
4.3            Investor Status.  At the time the Investor was offered the Preferred Stock, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.  The Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Regulatory Authority, Inc. ("FINRA") or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Company, the Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.
4.4            General Solicitation.  The Investor is not acquiring the Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Preferred Stock published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.
4.5            Experience of the Investor.  The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Investments in the Preferred Stock, and has so evaluated the merits and risks of such Investments.  The Investor understands that it must bear the economic risk of the Investments in the Preferred Stock indefinitely, and is able to bear such risk and is able to afford a complete loss of such Investments.
4.6            Access to Information.  The Investor acknowledges that it has reviewed the Disclosure Materials, the information stored on the data storage site made available to the Investor by the Company, and all other materials the Investor deemed necessary for the purpose of making an investment decision with respect to the Preferred Stock, and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company's business, management and financial affairs and terms and conditions of the offering of the Preferred Stock and the merits and risks of investing in the Preferred Stock; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its Investments; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Investment.  The Investor has evaluated the risks of investing in the Preferred Stock, understands there are substantial risks of loss incidental to the Investments and has determined that it is a suitable investment for the Investor.
4.7            No Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Stock or the fairness or suitability of the Investment in the Preferred Stock nor have such authorities passed upon or endorsed the merits of the offering of the Preferred Stock.
4.8            No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Investor, (ii) conflict with, or constitute a material default or violation (or an event which with notice or lapse of time or both would become a material default or violation) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, (iii) result in a violation of any permit, license, authorization or similar governmental approval which is applicable to or binding upon the Investor or any of its properties or assets, or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such that do not otherwise affect the ability of the Investor to consummate the transactions contemplated hereby.
4.9            Restricted Securities.  The Investor understands that the Preferred Stock is characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
4.10            Legends.  It is understood that, except as provided in Section 5.1, certificates evidencing the Preferred Stock may bear any legend as required by the Blue Sky laws of any state and a restrictive legend in substantially the form set forth in Section 5.1.
4.11            No Legal, Tax or Investment Advice.  The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the acquisition of the Preferred Stock constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Preferred Stock.
4.12            Availability of Funds.  The Investor will have available cash at each Closing that is sufficient to enable the Investor to consummate the transactions contemplated herein.  The Investor's obligations hereunder are not contingent upon procuring any financing.
5.            Restrictions on Transfer; Other Agreements of the Parties.
5.1            Restrictive Legends.  In addition to the legend required by Section 7.2.9 of the Articles, any certificate, statement of book entry, or other document issued in respect of any Preferred Stock shall be endorsed with a legend substantially as set forth below, as appropriate:
(a)
"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED (1) ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, (2) ABSENT AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY AND ITS COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE SECURITIES LAWS OF SUCH STATES OR THAT SUCH TRANSACTION COMPLIES WITH THE RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT OR SUCH STATES, OR (3) EXCEPT IN A TRANSACTION IN COMPLIANCE WITH RULE 144 OR RULE 144A UNDER THE SECURITIES ACT"; and

(b)	any legend required by any applicable state securities law.
The Company shall maintain a copy of this Agreement and any amendments thereto on file in its principal offices, and will make such copy available during normal business hours for inspection to any party hereto or will provide such copy to the Investor or any transferee upon its or their request.  Whenever the legend requirements imposed by this Section 5.1 shall terminate, as provided in Section 5.2, the respective holders of Preferred Stock for which such legend requirements have terminated shall be entitled to receive from the Company, at the Company's expense, certificates representing the Preferred Stock without such legend.
5.2            Restrictions on Transfer; Notice of Transfer, Opinions of Counsel.  Without in any way limiting the representations of the Investor contained in this Agreement, the Investor agrees not to make any disposition of all or any portion of the Preferred Stock unless and until the transferee has agreed in writing for the benefit of the Company to be bound by any restrictions on transfer set forth in this Agreement and any other agreement that the Investor is required to execute and deliver in connection with this Agreement, and:
(a)	there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(b)
(i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

5.3            Further Assurances.  The Investor on the one hand, and the Company on the other, each agree to promptly provide any and all information reasonably requested by the other party in connection with its compliance with the terms of this Agreement and the Transaction Documents, including with respect to any applicable ownership limitations and, in the case of the Company, its continued qualification as a "real estate investment trust" within the meaning of Section 856 of the Code.  In addition, each of the Investor and the Company agree to take any and all actions as may be reasonably requested by the other to effectuate the terms and conditions of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.
5.4            Best Efforts.  In connection with any Closing, the Company agrees to use its best efforts to cause the conditions set forth in Section 2.1 and, in the case of a Subsequent Closing, Section 2.2, to be satisfied, including, without limitation, causing its Subsidiaries to take any such actions as may be necessary in furtherance of the foregoing.  In connection with any Closing, the Investor agrees to use its best efforts to cause the conditions set forth in Section 2.3 to be satisfied.
5.5            Ownership Limits.  The Investor acknowledges and agrees that its ownership interests in the Company are subject to certain Ownership Limitations under Article VII of the Articles, including without limitation the "Aggregate Stock Ownership Limit" (as defined in the Articles), and the rights, obligations and remedies related thereto.
5.6            No Issuances of Preferred Stock.  Except for issuances of Preferred Stock to the Investor pursuant to the terms and conditions of this Agreement and the other Transaction Documents, for so long as (i) the Transaction Documents remain in full force and effect and (ii) the Investor is not in default with respect to any provision, condition or requirement of any of the Transactions Documents, the Company shall not issue any shares of Preferred Stock (or any securities which rank senior to the Preferred Stock in priority of dividend or rights in liquidation) or issue any Options, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or enter into any agreement giving any Person any right to subscribe for or acquire, any Preferred Stock (or any securities which rank senior to the Preferred Stock in priority of dividend or rights in liquidation), or securities or rights convertible or exchangeable into Preferred Stock (or any securities which rank senior to the Preferred Stock in priority of dividend or rights in liquidation).
5.7            No Additional Representations or Warranties.  The Company and the Investor acknowledge and agree that neither party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement and the other Transaction Documents (including any other representations and warranties as may be incorporated from the Senior Loan Documents and any other agreements referenced herein or in the other Transaction Documents).
6.            Definitions.  As used herein the following terms have the following respective meanings:
"6.3% Redemption" has the meaning thereto in Section 2.1(i) hereof
"Additional Investment" has the meaning ascribed thereto in Section 1.3 hereof.
"Affiliate," means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.
"Agreement" means this Agreement, as amended, modified or supplemented from time to time, together with any disclosure letter, exhibits, schedules, appendices or other attachments thereto.
"Appraisal" means an appraisal of a Property (or proposed Property) (i) dated not more than ninety (90) days prior to the date on which such Appraisal is to be used to implement the applicable provision of this Agreement, (ii) prepared by an MAI appraiser from a nationally recognized appraisal firm engaged by the Company, (iii) made in compliance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, as then in effect, and (iv) otherwise reasonably satisfactory to the Investor in all respects.
"Approvals" has the meaning ascribed thereto in Section 2.1(e) hereof.
"Approved Costs" has the meaning ascribed thereto in Section 1.5 hereof.
"Articles" means the articles of incorporation of the Company, as amended, supplemented or restated, including any articles supplementary thereto.
"Articles Supplementary" has the meaning ascribed thereto in Section 1.1 hereof.
"Business Day" means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of California, the State of Maryland or the State of New York are authorized or required by any Legal Requirement or other governmental action to close.
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Stock" means the common stock of the Company, par value $0.01 per share.
"Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.
"Disclosure Materials" has the meaning ascribed thereto in Section 3.6 hereof.
"Environmental Law" means the common law and any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (a) the protection of the environment and natural resources or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances in each case as amended and as in effect on or before the date hereof.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Expense Deposit" has the meaning ascribed thereto in Section 7.2 hereof.
"Expenses" has the meaning ascribed thereto in Section 7.2 hereof.
"Fee Letter" means a fee letter substantially in the form set forth on Exhibit E.
"FINRA" has the meaning ascribed thereto in Section 4.3 hereof.
"GAAP" has the meaning ascribed thereto in Section 3.6 hereof.
"Governmental Authority" means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, district, municipal, city or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.
"Hazardous Substance" means any substance, material or waste listed, defined, designated, classified, regulated or otherwise characterized as hazardous, toxic, radioactive, dangerous, a pollutant or a contaminant, or words of similar meaning and effect by any Governmental Authority with jurisdiction over the environment, health or safety.  Hazardous Substance includes mold, fungus, spores and other microbial matter in the indoor environment, petroleum and any byproduct or fraction thereof, polychlorinated biphenyls and asbestos.
"Initial Closing" has the meaning ascribed thereto in Section 1.4 hereof.
"Initial Closing Date" means the date of this Agreement.
"Initial Investment" has the meaning ascribed thereto in Section 1.2.
"Investment Reserve" has the meaning ascribed thereto in Section 1.5 hereof.
"Investor" has the meaning ascribed thereto in the recitals hereof.
"Investor Agreement" means an investor agreement substantially in the form set forth on Exhibit F.
"JV Agreement" has the meaning ascribed thereto in the Investor Agreement.
"Lease" means any leases heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the improvements thereto, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.
"Legal Requirements" means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) affecting a party, any of its Subsidiaries or all or part of any Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to the Company or any of its Subsidiaries, at any time in force affecting all or part of any Property.
"Lien" means any mortgage, deed of trust, lien (statutory or otherwise), charge, pledge, hypothecation, easement, restrictive covenant, conditional sales agreement, adverse claim, title retention agreement, preference, assignment or other security interest, encumbrance, charge or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, trust receipt or other title retention agreement, including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances, in each case with respect to or affecting all or any part of any Property or asset of such Person.
"Material Adverse Effect" means, with respect to any party, any adverse change, event, circumstance, occurrence or effect that, individually or in the aggregate with all other adverse changes, events, circumstances, occurrences and effects, is or could reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of such party and/or any of its Subsidiaries, taken as a whole, or (ii) otherwise impair the ability of such party to timely consummate the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that a Material Adverse Effect shall not be deemed to include changes, events, circumstances, occurrences or effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate, (C) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (E) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement; except, with respect to clauses (A), (B) and (D), to the extent that such changes, events, circumstances, occurrences or effects are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of such party and its Subsidiaries taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate.
"Officer's Certificate" means a certificate executed on behalf of the Company by the Chief Financial Officer of the Company.
"Options" means any outstanding rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
"Outside Investment Date" has the meaning ascribed thereto in Section 1.3 hereof.
"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.
"Preferred Stock" has the meaning ascribed thereto in Section 1.1 hereof.
"Properties" means each of the properties currently owned by the Company, its Affiliates or its Subsidiaries, and each of the properties eventually acquired by the Company, its Affiliates or its Subsidiaries, including but not limited to the office property known as "Union Terrace" located in Lakewood, Colorado.
"Rule 144," "Rule 144A" and "Rule 501" means Rule 144, 144A and Rule 501, respectively, promulgated by the SEC pursuant to the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
"SEC" means the United States Securities and Exchange Commission.
"SEC Reports" has the meaning ascribed thereto in Section 3.6 hereof.
"Securities Act" means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as from time to time amended.
"Senior Loan Documents" has the meaning ascribed thereto in the Investor Agreement.
"Senior Loans" has the meaning ascribed thereto in the Investor Agreement.
"Subsequent Closing" has the meaning thereto in Section 1.4 hereof.
"Subsidiary" has the meaning ascribed thereto in the Investor Agreement.
"Transaction Documents" means, collectively, this Agreement, the Investor Agreement, the Fee Letter, the Articles Supplementary, the disclosure letter, any schedules and exhibits attached hereto and any and all agreements, certificates, instruments and other documents of the Company required thereby or executed and delivered pursuant hereto.
7.            Exclusive Remedy; Miscellaneous.
7.1            Exclusive Remedy.  Subject to Section 7.14, the parties acknowledge and agree that the Investor's sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any other Transaction Document, or otherwise relating to the transactions contemplated hereby or thereby, shall be pursuant to the provisions set forth in Section 7 and Section 8 of the Investor Agreement.
7.2            Fees and Expenses.  The Company shall pay all of the Investor's reasonable and customary expenses, including reasonable attorneys' fees and disbursements and the reasonable fees and disbursements of other third party consultants and advisors related to the transaction (collectively, "Expenses").  Concurrently with its execution and delivery of the term sheet between the Company and the Investor relating to this Agreement, the Company paid to the Investor an expense deposit (the "Expense Deposit") in the amount of $300,000, which will be applied by the Investor to the payment of the Expenses.  At the Initial Closing, the balance of the Expense Deposit, after payment of the Expenses, if any, will be refunded to the Company, and if the balance of the Expense Deposit is insufficient to cover all such Expenses pursuant to this Section 7.2, the Company shall pay the amount of any such insufficiency.
7.3            Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  At or after the Initial Closing, and without further consideration, the Company will execute and deliver to the Investor such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
7.4            Notices.  All notices, consents, approvals, waivers or other communications (each, a "Notice") required or permitted hereunder, except as herein otherwise specifically provided, shall be made in accordance with the provisions of Section 11 of the Investor Agreement.
Any party may change its address specified above by giving each party Notice of such change in accordance with Section 11 of the Investor Agreement.

7.5            Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
7.6            Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
7.7            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign its rights under this Agreement to any of its Affiliates or to any Person to whom the Investor assigns or transfers any Preferred Stock in accordance with the terms of this Agreement, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written Notice of the name and address of such transferee or assignee, (iii) such transferee agrees in writing to be bound, with respect to the transferred Preferred Stock, by the provisions hereof that apply to the "Investor" and to comply with the Securities Act and applicable state securities laws with respect to the Preferred Stock and (iv) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.
7.8            No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
7.9            Governing Law; Venue; Waiver of Jury Trial.  THE CORPORATE LAWS OF THE STATE OF MARYLAND SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. THE COMPANY AND INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND INVESTOR HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.
7.10            Survival.  All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive each Closing.  The Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those representations and warranties contained in Sections 3.1, the first two sentences of 3.2, 3.3(i), 3.4, 3.5, 3.9 and 3.12 of this Agreement, unless on or before that date which is the twelve (12) month anniversary of the Outside Investment Date, the Investor delivers a notification of claim to the Company; a claim with respect to any of the representations and warranties contained in Sections 3.1, the first two sentences of 3.2, 3.3(i), 3.4, 3.5, 3.9 and 3.12 of this Agreement may be made at any time.
7.11            Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.
7.12            Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
7.13            Replacement of Stock Certificates.  If any certificate or instrument evidencing any Preferred Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith.
7.14            Specific Performance.
(a)            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement or any of the other Transaction Documents would not be adequately compensated by monetary damages.  Except as otherwise set forth in this Section 7.14, including the limitations set forth herein, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company or the Investor of any of their respective covenants or obligations set forth in this Agreement or any of the other Transaction Documents, the Company and the Investor shall, subject to Section 7.14(b), be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or any of the other Transaction Documents by the other and to specifically enforce the terms and provisions of this Agreement and the other Transaction Documents.
(b)            Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or any of the other Transaction Documents by such party, and to specifically enforce the terms and provisions of this Agreement and the other Transaction Documents to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and the other Transaction Documents, all in accordance with the terms of this Section 7.14.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement or any of the other Transaction Documents and to enforce specifically the terms and provisions of this Agreement and the other Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.14.  Each party hereto further agrees that by seeking the remedies provided for in this Section 7.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or any of the other Transaction Documents in the event that the remedies provided for in this Section 7.14 are not available or otherwise are not granted, nor shall the commencement of any legal proceeding pursuant to this Section 7.14 or anything set forth in this Section 7.14 restrict or limit any party's right to pursue any other remedies under this Agreement or any of the Transaction Documents that may be available to such party.
7.15            Adjustments in Share Numbers and Prices.  In the event of any stock split, subdivision, dividend or distribution payable in Preferred Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Preferred Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Initial Closing, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Company:
NETREIT, INC.

By:            s/Jack K. Heilbron________________________
Name: _Jack K. Heilbron___ ____________________
Title: Chairman of the Board and Chief Executive Officer
Investor:
PFP III SUB II, LLC
By:       s/Scott G. Douglass______________________
Name: Scott G. Douglass_______________________
Title: _Authorized Signatory _______________________
Number of Shares of Preferred Stock Purchased:

EXHIBIT A
Articles Supplementary

EXHIBIT B
Company Certificate
NETREIT, INC.
OFFICERS' CERTIFICATE
In connection with the issuance and sale of shares of Preferred Stock of NetREIT, Inc., a Maryland corporation (the "Company") pursuant to the Preferred Stock Purchase Agreement dated August 4, 2014 (the "Agreement"), between the Company and the Investor named therein, the undersigned, Kenneth W. Elsberry, in his capacity as Chief Financial Officer of the Company hereby certifies to the Investor on behalf of the Company that:
1.	The representations and warranties of the Company contained in Section 3 and Exhibit A hereof (other than those that relate to a particular date or period earlier than the Closing) are true, complete and correct in all material respects when made and at the time of the Closing (except for any representations and warranties that are already qualified by materiality, Material Adverse Effect or similar qualifiers, in which case such representations and warranties shall be true, complete and correct as stated in all respects), after giving effect to the sale of the Preferred Stock and the other transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Documents, except that any representation or warranty that relates to a particular date or period earlier than the Closing are true, complete and correct in all material respects as of such date or period (except for any such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar qualifiers, in which case such representations and warranties shall be true, complete and correct as stated in all respects).
2.	The Company has performed and complied with, in all material respects, all agreements and conditions contained in the Agreement required to be performed or complied with by it prior to or at the Closing.
3.	In connection with the Investment by the Investor on the Closing Date, all such funds provided by the Investor will be used only to pay Approved Costs (such Approved Costs in respect of the Investment as initially described and detailed on Exhibit A attached hereto (including a listing of each Person that is to receive any portion of such Approved Costs in respect of the Investment), as well as such additional Approved Costs that may subsequently be approved by the Investor in accordance with the terms and conditions of the Agreement), and all such Approved Costs have not been the subject of a previous Investment or disbursement from the Investment Reserve.
4.	All Investment amounts provided by the Investor which have been expended, and all previous disbursements from the Investment Reserve, have been used only to pay Approved Costs.
5.	Any amounts remaining in the Investment Reserve will be used only to pay Approved Costs.
6.	All capital improvements performed on or prior to the date hereof that were paid for, in whole or in part, from a prior Investment have been completed in a good and workmanlike manner in accordance with all applicable Legal Requirements.
Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.
[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has affixed his signature hereto this 4 day of August, 2014.

NETREIT, INC.

By:	Name: s/Kenneth W. Elsberry Title: Chief Financial Officer

EXHIBIT C

[Intentionally Omitted]

EXHIBIT D
Opinions of Counsel

EXHIBIT E
Fee Letter

EXHIBIT F
Investor Agreement

EXHIBIT G
Additional Representations and Warranties with respect to Additional Properties
The following representations and warranties apply to any additional Property for which an additional Investment is made:
(1)    Title.  The Company and/or its Subsidiaries have received a title policy insuring good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances.
(2)    Physical Condition.  Except as may be expressly set forth in the Property Condition Report, and to the Company's knowledge, the Property, including all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Property, whether latent or otherwise.  Neither the Company nor any of its Subsidiaries has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.  To the Company's knowledge, no portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, flood insurance with respect thereto is in full force and effect with respect to that portion of the Property.  To the Company's knowledge, the buildings and Improvements located on the Property have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
(3)    Survey/Boundaries.  To the Company's knowledge, the Survey does not fail to reflect any material matter affecting the Property or the title thereto.  To the Company's knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no Easements (as defined herein) or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.
(4)    Separate Lots.  Each parcel comprising the Property is not a portion of any other tax lot that is not a part of the Property.
(5)    Easements; Utilities and Public Access.  To the Company's knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, "Easements"), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder.  To the Company's knowledge, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses.  To the Company's knowledge, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement.  To the Company's knowledge, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
(6)    Assessments.  To the Company's knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments which are not referenced in the title policy or otherwise disclosed by the Company.
(7)    Purchase Options. To the Company's knowledge, neither the Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.
(8)    Condemnation.  No condemnation or other proceeding has been commenced or, to the Company's best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(9)    Compliance.  To the Company's knowledge, the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking, building and applicable zoning and land use laws, codes, regulations and ordinances).  No legal proceedings are pending or, to the knowledge of Company, threatened with respect to the zoning of the Property.  To the Company's knowledge, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required of Company and/or its Subsidiaries for the legal use, occupancy and operation of the Property for its current use, have been obtained and are in full force and effect.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other material restrictions, covenants and conditions affecting the Property.
(10)            Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to the Company and/or any of its Subsidiaries have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.
(11)            Litigation.  To the Company's knowledge, there are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) the use, value, condition or ownership of the Property.
(12)            Leases.  The rent roll attached hereto as Schedule A12 to the disclosure letter (the "Rent Roll") is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll.  Except as set forth on the Rent Roll and other due diligence information provided to Investor, and to Company's knowledge:  (i) each Lease is in full force and effect and all conditions precedent to each tenant's obligations under the related Lease have been satisfied; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to the knowledge of the Company, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll; (viii) the Company or any of its Subsidiaries is the sole owner of the entire lessor's interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of the Company and/or the applicable Subsidiaries and the applicable tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases; (xi) all work to be performed by the landlord under each Lease has been performed as required and has been accepted by the tenant under such Lease; (xii) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any tenant under any Lease has already been received by such tenant; (xiii) no tenant under any Lease (or any sublease) is an Affiliate of Company; (xiv) all tenants under the Leases are open for business and paying full, unabated rent; (xv) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property; and (xvi) no tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby.  The copies of the Leases delivered to Investor are true, correct and complete, and there are no oral agreements with respect thereto.  None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof.  Neither the Leases nor the rents payable thereunder have been assigned or pledged, except to the Investor, and no other Person has any interest therein except the tenants thereunder.  To the knowledge of the Company, no tenant has made an assignment for the benefit of creditors, or is subject to any federal or state bankruptcy or reorganization arrangement pursuant to federal bankruptcy law or any similar federal or state law, or any proceeding for the dissolution or liquidation of such tenant.
(13)            Contracts.  There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month's notice or less without cause and without penalty or premium.  All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Company's (or any applicable Subsidiary's) business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.  Each of such agreements is in full force and effect, there are no monetary or other material defaults by the Company or any of its Subsidiaries thereunder and, to the best knowledge of Company, there are no monetary or other material defaults thereunder by any other party thereto.
(14)            Hazardous Substances.  (i) To the Company's knowledge, unless otherwise disclosed to the Investor, the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including any Environmental Laws; (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to Hazardous Substances; (iii) to the best of Company's knowledge, after due inquiry, no Hazardous Substances are or have been (including the period prior to Company's (or any applicable Subsidiary's) acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) to the best of Company's knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vi) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Company or any of its Subsidiaries which have not been provided to Investor.
(15)            Other Debt.  There is no indebtedness with respect to the Property or any indebtedness secured by excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and indebtedness or other financing arrangements which shall have been approved by the Investor in its reasonable discretion.
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